Exhibit 26(e)(6): Form of Overloan Lapse Protection Rider

Overloan Lapse Protection Rider

This Rider is made a part of the Policy to which it is attached (the “Policy”), provided this Rider is listed in the Policy Data Page. Unless changed by this Rider, all the provisions, exclusions and limitations of the Policy remain the same and apply to this Rider. This Rider is issued in consideration of the application and payment of the Charge for this Rider.

Rider Benefit

If you exercise this Rider, the Policy will not lapse under your grace period and lapse provisions even if the Policy’s net cash surrender value, or account value minus the account value of the loan division, as applicable, is not sufficient to pay monthly deductions or policy loan interest when due. This new guarantee supersedes any other death benefit guarantee provision still in force when you exercise this Rider.

Rider Charge

If you exercise this Rider, we deduct the Rider Charge shown on the Policy Data Page from the account value on the date we receive your request.

Conditions to Exercise Rider

You may exercise this Rider by sending us a written request on any date that the following conditions are met:

  The death benefit qualification test for the Policy must be the guideline premium/cash value corridor test;
  At least 15 policy years have elapsed since the policy date;
  The insured must be at least age 75. If the policy is a survivorship policy, the youngest insured must be at least age 75;
  Your account value of the loan division must be equal to or greater than the sum of the Policy's face amount and the face amount of any term insurance rider coverage on the Insured;
  Your loan amount less unearned loan interest can be no more than the account value less the Rider Charge shown on the Policy Data Page;
  The guideline single premium after exercise of this Rider must be greater than the sum of all premiums paid less the sum of all non-taxable partial withdrawals taken since the Policy was issued, or the guideline level annual premium after exercise of this Rider must be greater than zero, and the sum of all guideline level annual premiums must be greater than the sum of all premiums paid less the sum of all non-taxable partial withdrawals taken since the Policy was issued; and
  Exercising this Rider must not cause this Policy to become a modified endowment contract under Section 7702A of the Internal Revenue Code, as amended.

Effect on the Policy of Exercising this Rider

When you exercise this Rider, we will make the following changes to the Policy, effective on the monthly anniversary on or next following the date we receive your request:

1

  If another death benefit option is in effect, your death benefit option will be changed to option 1;
  Your face amount will be changed to an amount equal to the product of account value (after deduction of the Rider Charge) multiplied by the applicable guideline corridor percentage;
  If the Policy is a variable life insurance policy, all amounts in the separate account will be allocated to the guaranteed interest division. No transfer charges will be assessed; and
  All other optional benefit riders attached to the Policy will be terminated except for any optional benefit riders which extend the maturity date of the Policy.

We will send you notification of these changes once this Rider has been exercised.

After this Rider is Exercised

After you exercise this Rider:

  We will continue to make monthly deductions. We will waive the monthly deduction to the extent that the net cash surrender value is insufficient to pay the amount due;
  If the Policy is a variable life insurance policy, transfers from the guaranteed interest division will not be allowed;
  You may not pay additional premiums;
  You may not increase or decrease the face amount;
  You may not change the death benefit option;
  You may not make any partial withdrawals;
  You may not add any riders; and
  The Policy’s death benefit will never be less than the product of the loan amount less unearned loan interest multiplied by the applicable guideline corridor percentage.

Amendments

We may amend this Rider so that it is in compliance with all applicable laws, rules, regulations, interpretations, holdings and orders. When required by law, we will obtain your approval of these changes and obtain approval from all appropriate regulatory authorities.

Nonparticipating

This Rider does not entitle you to participate in our surplus.

General Provisions

The incontestability provision of the Policy applies to this Rider from the Rider Issue Date. This Rider does not increase any cash, loan, paid-up insurance, or extended term insurance values of the Policy.